MINERAL EXPLORATION AND MINING LEASE AGREEMENT

This Mineral Exploration and Mining Lease Agreement (this "Lease") is dated September 1, 2020, (the "Effective Date"), by and between Sutro Tunnel Company, a Nevada corporation ("Lessor"), and Comstock Northern Exploration, LLC, a Nevada limited liability company ("Lessee"), a wholly owned subsidiary of Comstock Mining Inc.

RECITALS:

A. This Lease is being executed contemporaneously with the execution of a Termination Notice of even date herewith attached as Exhibit "1" and an Option Agreement of even date herewith attached hereto as Exhibit "2". The failure of Comstock Mining Inc. to perform or ensure performance under the terms of said Termination Notice and Option Agreement shall constitute a basis for Lessor to terminate this Lease.

B. Lessor owns the following described patented mining claims, exploration rights, and town lots in the Gold Hill and Virginia City Mining District, Storey County, Nevada and Sutro Tunnel Grant:

See attached Schedule "A"

Collectively hereinafter called: the "Property." Including access over and thru Sutro Tunnel owned Town Lots in Gold Hill and Virginia City listed in Schedule A, and access to the Combination Shaft from the Sutro Tunnel Grant and right to explore the Sutro Tunnel.

C. Lessee desires, and Lessor is willing to grant to Lessee certain rights of access to the Property for mineral exploration purposes and, if such exploration discloses mineralization in such quantity and of such quality as to present an economically advantageous opportunity for mineral production, the parties intend that Lessor shall lease the property for mineral development and production on the terms and conditions herein after provided.

D. If Lessee, in its sole discretion, determines that the exploration of the Property has produced results indicating the presence of an economically developable ore body, it intends then to procure the service of a competent mine operator to place the Property in production as a viable mining operation, or, alternatively, to seek financing to conduct its own mining operation whereby ore from the Property will be excavated and transported to an off-site location for processing.

NOW, THEREFORE, in consideration of their mutual undertakings herein, the parties hereby agree as follows:

Section 1. PARTIES.

The parties to this Lease, and their addresses for all purposes hereof, are:

a. LESSOR:

Sutro Tunnel Company
Keith Serpa, President
P.O. Box 1724
Carson City, NV 89702

b. LESSEE:

Comstock Northern Exploration, LLC
c/o Comstock Mining Inc.
PO Box 1118
Virginia City, NV 89440

c. It shall be the responsibility of either party hereto to notify the other party of a change in their address by the sending of a notice thereof pursuant to Section 16.

Section 2. GRANT OF LEASE.

Lessor hereby agrees to exclusively lease the Property to Lessee. In connection with and as part of the leasehold estate hereby granted, Lessee shall have and may exercise the following rights for the benefit of the Property:

(a) the right to explore, develop and mine all minerals, metals and ores (collectively, hereinafter, "Minerals") on or in the Property including Minerals contained in existing dumps or piles owned by Lessor on Lessor's property per lease, performing such exploration, development and mining in any manner deemed necessary or convenient by Lessee, whether by surface, underground, solution or other mining methods;

(b) the right temporarily to store or permanently to dispose of minerals, water, waste rock or other materials produced from the Property or near the Property;

(c) the right to crush, grind, or otherwise prepare for transportation to an off-site processing facility all Minerals on the Property, whether such Minerals were produced from the Property or other proximate lands; and

(d) the right to use, alter, or destroy, consume and deplete so much of the surface and surface resources of the Property as Lessee may deem desirable or convenient in connection with its operations on the Property; notwithstanding this, Lessee shall be responsible for the undertaking and completing any and all land reclamation resulting from its activities during the term of this Lease as required by federal and state law and County regulations.

Upon execution and delivery of this Lease, Lessee may immediately enter into possession of the Property and for the term of this Lease, shall have the right to prospect, map, drill and generally explore and prospect the Property and to move in its exploration drilling equipment and supplies, but Lessee shall not be required to carry on any continuous mining operations except as specifically provided herein.

Section 3. TERM.

The Term of this Lease shall be from the Effective Date and,

(a) for five (5) years (the "Exploration Term"), unless terminated or canceled pursuant to the terms of this Lease; and

(b) following the completion of the Exploration Term, this Lease shall automatically renew for an additional term of five (5) years (the "Development Term"), unless terminated or canceled pursuant to the terms of this Lease; and

(c) following the completion of the Development Term, this Lease shall automatically renew for an additional term of five (5) years (the Planning Term"), unless terminated or canceled pursuant to the terms of this Lease; and

(d) after the completion of the Planning Term, this Lease shall remain in effect so long as operations continue on the Property which are generating production royalties as defined in Section 6 below. In the event production royalties cease for a period of six (6) consecutive months, Lessor may, at its option, terminate this Lease.

(e) if the conditions of the Extended Term do not apply, this Lease shall remain in effect on a month-to-month basis, so long as Lessee continues to make the monthly payments, and until the Lease is explicitly terminated by Lessor or Lessee.

Section 4. <u>TITLE</u>.

Lessor does not warrant that its title to the Property is free and clear of liens, encumbrances and outstanding adverse Property interests. Lessee acknowledges that its parent company, Comstock Mining Inc., is a 25% owner of Lessor and is familiar with the Property in its capacity as part owner and from a previous Lease of which it has knowledge dated January 1, 2008 between Lessor and John V. Winfield as Lessee and assigned to Northern Comstock LLC. Accordingly, Lessee accepts title to the property in its "as is" condition. Lessor agrees to furnish promptly to Lessee if available, access to all abstracts of title in Lessor's possession or control which relate to the Property; records of previous mining and exploration activities on the Property; and all similar materials in lessor's files or under Lessor's control, said documents to be either original documents or accurate and legible copies thereof. Lessor also agrees to execute and deliver to Lessee such additional formal assurances or other written document, in proper and recordable form, as Lessee may believe necessary or convenient to carry out the intent purposes and terms of this Lease provided Lessor is able to do so and at Lessee's expense. Lessee has satisfied itself as to the condition of title prior to executing this lease. Lessee shall be responsible for confidentiality, duplication costs and return of all copies of documents at termination of lease, whether due to default or voluntary reasons.

Section 5. <u>RENTAL FEES</u>

(a) Lessee agrees to pay Lessor a minimum rental prepayment of: (i) $5,000 per month during the Exploration Term; (ii) $10,000 per month during the Development Term; (iii) $15,000 per month during the Planning Term; and (iv) $20,000 per month during the Extended Term. In the event at any time during this Lease the operations on the Property are generating production royalties, Lessee shall receive a credit of the rent paid against the production royalties

paid to Lessor. Lessee shall receive no credit for minimum rental payments made during any term of this Lease unless during that month production royalties are paid to Lessor. During the Extended Term, if the production royalties are less than $10,000 per month for six (6) consecutive months, Lessor, at its option, may terminate this Lease.

(b) Minimum rental payments shall be due and payable by the Lessee to the Lessor on the 1st day of the month with the initial payment due September 1, 2020.

Section 6. PRODUCTION ROYALTIES.

Upon commencement of production of Minerals from the Property, Lessee shall pay to Lessor a production royalty on the Net Smelter Returns ("NSR") of the Minerals produced and sold by Lessee from the Property based upon the actual price Lessee receives for the minerals, at the rate of 4% NSR. The term "Net Smelter Returns" shall mean the actual financial proceeds received from any mint, smelter, refinery, or other purchaser, from the sale of bullion, doŕe, concentrates or finished products produced from the Property, less only costs as follows: shipping, all minting, smelter or refinery costs.

(a) Each payment shall be accompanied by a statement showing weights and values of the Minerals recovered from the Crude Ore and Concentrates produced from the Property during the period for which payment is made, the proceeds received and the amount of charges of costs deductible therefrom. If no written objection is made by Lessor to the correctness of the statement within one year from the date thereof, such statement shall be conclusively deemed to be correct and such royalty payment sufficient and complete.

(b) All payments due hereunder may be made by check, draft, wire or electronic funds transfer sent or delivered on or before the date that the minimum rental payment is otherwise due.

Section 7. INTENTIONALLY LEFT BLANK.

Section 8. OPERATIONS.

(a) Lessee agrees to conduct its operations hereunder in a good and miner-like manner and in compliance with all applicable laws, rules and regulations of any governmental entity having jurisdiction over such operations or the Property including, but not limited to, mine safety and health, environmental, land-use and zoning and operational permits and consents.

(b) Prior to the commencement of mining and processing operations, Lessee will provide details of the expected mining and processing schedule to Lessor, with a detailed description of the procedures for sampling and evaluating minerals from the Property and reconciling vs the produced metals and revenues in order to allocate NSR royalties.

(c) The minimum and production royalties set forth above shall be deemed full payment to Lessor for any damages to the surface, which may be caused to the Property by Lessee's operations hereunder. Notwithstanding this, Lessee shall be responsible for undertaking and completing any and all mined land reclamation resulting from Lessee's actions during the term of this Lease and as required by federal and state law, and county ordinance.

(d) If this Lease is terminated or expires for any cause, Lessee may remove all of Lessee's equipment within three (3) months after said termination. The 3-month period may be extended for periods when inclement weather will not allow the removal of equipment. All such items not removed within six months shall become the property of the Lessor, at Lessor's option.

Section 9. RECLAMATION OF PREVIOUS DISTURBANCES.

Lessee shall be responsible for any reclamation which is outstanding for any previous disturbances on the Property at Lessee's cost.

Section 10. RECLAMATION BOND.

In the event that Lessee should be required to post a reclamation bond, such bond will revert to Lessee upon completion of the reclamation program.

Section 11. TAXES AND ENCUMBRANCES.

Lessee shall be responsible for all real property taxes on the patents, and all of the real property taxes on the town lots on top of the patents, and pay all taxes assessed against production or severance Minerals covered by this Lease and all personal property, improvements, and fixtures placed on said Property by Lessee. Lessor shall pay its share of net proceeds of mines taxes that are attributable to royalties paid to it hereunder, and to that end Lessee may withhold from the royalty payments any amounts required by the State of Nevada.

Section 12. ASSIGNMENT.

Either party may assign its respective rights and obligations under this Lease, upon the written consent of the other party, which shall not be unreasonably withheld. Any assignment shall require the assignee to execute an assumption of all of the assignor's obligations hereunder and that assignee agrees to be bound by all the terms and conditions of this Agreement. No such assignment shall in any way enlarge or diminish the right or obligations of Lessee or Lessor hereunder unless otherwise agreed by the parties. A fully executed memorandum of assignment in recordable form shall be provided to the non-assigning party by the assigning party.

Section 13. SURRENDER.

Lessee may at any time or times execute and deliver to Lessor a Mining Quit Claim Deed reconvening the Property or any portion of the Property, thereby terminating all of Lessee's obligations in respect to lands so reconveyed; provided, however, that Lessee's obligation to continue to make full payments of rent and production royalties shall continue along with its obligation for any reclamation.

Section 14. TERMINATION BY LESSOR.

(a) Failure by Lessee to perform or comply with any of the terms and provisions of this Lease, express or implied, including provisions concerning timeliness of payments, shall not automatically terminate this Lease or any sublease hereunder, nor render the Lease null and void, but in case of such default, Lessor may notify Lessee in writing specifying the nature and

particulars of such default. Lessee shall have the following periods of time to correct such default (i) payment default fifteen (15) days, (ii) other default: thirty (30) days. Lessee agrees to diligently cure any valid default and, except as otherwise provided below, if any such default shall not have been cured within the time periods as hereinabove listed, Lessor in its discretion may terminate this Lease.

(b) It shall be deemed that Minerals are being mined and that Lease is not in default under the terms of this Lease if mining operations or other required activities are suspended or are prevented or prohibited by law, ordinance or other governmental regulation, restraint or court order, by inability to obtain permits or licenses, by scarcity or inability to obtain equipment, material, power, fuel, by strike, lockout or industrial disturbance, by failure of carriers to transport or furnish facilities for transportation, by operation of force majeure (including, without limitation, lightning, earthquake, fire, storm, flood, washout), by breakage or accident to machinery or facilities, or by any cause beyond Lessee's control; provided however, that Lessee shall exercise reasonable diligence to resume mining operations. This Section 14.(b) shall not preclude Lessor from terminating this Lease during the Extended Term as provided in Section 5.(a) above.

(c) In the event Comstock Mining Inc. is in violation of any of the provisions set forth in the Termination Notice attached as Exhibit "1", Lessor may, at its option, terminate this Lease if Comstock Mining Inc. has not cured the violation within a period of one hundred eighty (180) days after written notice from Lessor to Lessee and Comstock Mining Inc.

(d) Upon final termination of the lease, Lessee shall surrender possession of the Property and all related materials to Lessor and shall execute and deliver to Lessor a recordable mining quit claim deed conveying to Lessor all the Lessee's right, title and interest in the Property and in this Lease or any extensions, amendments, or renewals thereof. Additionally, Lessee shall be responsible for any reclamation on the Property as required by law.

Section 15. <u>TERMINATION BY LESSEE</u>.

It is expressly understood that Lessee shall have the absolute right, in its discretion, to terminate this Lease, following the completion of the Exploration Term, the Development Term, the Planning Term, or at any time during the Extended Term, with no less than 60 days' prior written notice. Any and all sums of money, whether rental, or net smelter returns, shall be expressly retained by Lessor. Lessee shall comply with any and all reclamation laws concerning reclamation of any disturbance caused by its exploration or mining activities, as such laws exist at the time of termination.

Section 16. <u>NOTICES</u>.

Any notice required or permitted to be given hereunder shall be deemed properly given upon the delivering or mailing, postage prepaid, by registered or certified mail, return receipt requested, to the party concerned at the address shown in or, in the case of a changed address, amended by Section 1.

Section 17. <u>INSPECTION OF PROPERTY AND ACCOUNTS</u>.

Lessor or Lessor's authorized agent or representative shall be permitted to enter upon the Property upon reasonable prior written notice at reasonable times for the purpose of inspection; but, shall enter and inspect the Property at their own risk and liability and so as not to hinder unreasonably the operations of Lessee. Prior to any such inspection Lessor's representatives shall be provided with Lessee's site-specific safety training, and shall comply with all applicable safety rules and regulations. Lessor or its agent shall have the right to inspect Lessee's accounts of income in support of statements accompanying each payment to Lessor, as described in Section 6(a).

Section 18. <u>MAPS, REPORTS, AND DATA</u>.

Promptly upon the execution of this Lease, Lessor shall deliver or make available to Lessee, the ability to make copies of: (a) any and all maps of the mining Property covered hereby, (b) reports, (c) drilling, geological and geophysical data or reports, and (d) any other reports or information or data in Lessor's possession or available to Lessor relating to the Property and which would be of value to Lessee in the preparation of an exploration mining plan. Lessee shall be responsible for confidentiality, duplication costs and return of all copies of documents at termination of lease, whether due to default or voluntary reasons.

Section 19. <u>ENTIRE AGREEMENT.</u>

This Lease terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto and constitutes the entire agreement between the parties unless amended by subsequent document signed by both parties. The parties explicitly acknowledge that all obligations arising from any prior written, oral, or implied agreements have been satisfied.

Section 20. <u>DISPUTES - ARBITRATION</u>.

In the event either Lessor or Lessee believes the other party is in violation of any provision(s) of this Lease, and the other party does not agree, it shall submit the issue to arbitration to be held in Carson City, Nevada except as otherwise mutually agreed by the parties. It is expressly understood that the parties shall agree to a single mutually acceptable arbitrator, which arbitrator shall be an attorney, mining engineer, or mineral geologist, with at least ten (10) years' experience in such field, and with such experience being in the State of Nevada. If the parties cannot agree on an arbitrator, the parties shall alternately strike names from a list provided by the American Arbitration Association until only one name remains. The parties shall use best efforts to complete arbitration of any dispute within 120 days from the date that such proceedings begin. In any dispute resolution proceeding between the parties in connection with this Lease, the prevailing party will be entitled to recover its reasonable attorney's fees and costs in such proceeding from the other party.

Section 21. <u>VOID OR INVALID PROVISION</u>.

If any term, section, provision, covenant or condition of this Lease, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void, or unenforceable,

all terms, sections, provisions, covenants or conditions of this Lease and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

Section 22. GOVERNING LAW.

This Lease shall be interpreted in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF the parties hereto have executed this Lease on the date indicated.

Sutro Tunnel Company

By: Keith Serpa, President

Comstock Northern Exploration LLC

By: Corrado DeGasperis,
Executive Chairman & CEO of
Comstock Mining Inc., its Managing
Member

Comstock Mining Inc.

By: Corrado DeGasperis,
Executive Chairman & CEO

STATE OF NEVADA)
) ss.
CARSON CITY)

On September 1, 2020, personally appeared before me, the undersigned, a Notary Public, KEITH SERPA, President of SUTRO TUNNEL COMPANY, and in his capacity as such, acknowledged to me that he executed the above instrument.

Notary Public

WENDY A. MCMARTIN
NOTARY PUBLIC
STATE OF NEVADA
No. 92-0943-3
My Appt. Exp. Apr. 1, 2024

STATE OF NEVADA)
) ss.
CARSON CITY)

On September 1, 2020, personally appeared before me, the undersigned, a Notary Public, CORRADO DeGASPERIS, Executive Chairman & CEO of Comstock Mining Inc., Managing Member of Comstock Northern Exploration LLC, and in his capacity as such, acknowledged to me that he executed the above instrument.

Wendy A. McMartin

Notary Public

WENDY A. MCMARTIN
NOTARY PUBLIC
STATE OF NEVADA
No. 92-0943-3 My Appt. Exp. Apr. 1, 2024

STATE OF NEVADA)
) ss.
CARSON CITY)

On September 1, 2020, personally appeared before me, the undersigned, a Notary Public, CORRADO DeGASPERIS, Executive Chairman & CEO of Comstock Mining Inc., and in his capacity as such, acknowledged to me that he executed the above instrument.

Wendy A. McMartin

Notary Public

WENDY A. MCMARTIN
NOTARY PUBLIC
STATE OF NEVADA
No. 92-0943-3 My Appt. Exp. Apr. 1, 2024

EXHIBIT "1"

EXHIBIT "2"

SCHEDULE "A"

Patents:

APN	Property Name
800-000-63	JULIA LODE USS#84
800-000-64	LA CATA LODE USS#85
800-000-65	SARAH ANN LODE USS#86
800-000-66	GOULD & CURRY USS #62 (above 1000')
800-001-40	GRANVILLE USS#51
800-001-41	JOSEPY FRENCH USS#53
800-001-42	BURKE&HAMILTON (NY &CHALLENGE)
800-001-43	CHALLENGE (NY&WASHOE)
800-001-44	EMPIRE, NORTH & SOUTH USS#56
800-001-45	BACON USS#58
800-001-46	CONFIDENCE USS#60
800-001-47	COMSTOCK LODE/ ALPHA USS#63
800-001-48	WILLIAM SHARON USS#64
800-001-49	SEG BELCHER USS#64 (DENIED)
800-001-50	KENTUCK USS#69
800-001-51	BELCHER USS#80 (DENIED)
800-001-52	WARD USS#90
800-001-53	GROSH USS#145
800-001-54	EMPIRE NORTH & SOUTH USS#57
800-001-55	BACON USS#59
800-001-56	GROSH USS#146
800-001-57	GROSH USS#147
800-001-58	YELLOW JACKET USS#192
800-001-59	IMPERIAL USS#193
800-001-60	CROWN POINT USS#194
800-001-61	KENTUCK USS#195
800-001-62	ALTA LODE USS#65
800-001-63	EXCHEQUER USS#66
800-001-64	COMSTOCK LODE (BULLION) USS#79
800-001-65	CAPITOL LODE USS#101

And access over and thru any town Lots owned by Sutro Tunnel Company in Gold Hill and Virginia City at the time this lease takes effect as listed in this schedule, and the right to explore the Sutro Tunnel and access the Combination Shaft via the Sutro Tunnel Grant.

Town Lots:

APN	Property Address	Description
001-044-06	810 S F ST	RNG E
001-056-02	665 S D ST	L.1-14 W/NOYES RNG D
001-071-01	204 S B ST	S.PT BL.143 RNG.A
001-113-02	760 S I ST	LTS 5/6 RNG H
001-113-04	770 S I ST	L.7 & PTN SOUTH ST
002-011-09	PTN S32 T17N R21E W/HWY	PTN.L40 W/HWY
002-011-19	916 S TUNNEL ST	PTN L.44 MAP#55151
002-021-01	1001 S TUNNEL ST	PT.L.43 RNG O
002-022-01	851 S TUNNEL ST	RNG O
002-023-08	935 HWY 341	PTN L.44 MAP#67649
002-031-27	1000 S F ST	PT L.34
002-041-17	1405 S TUNNEL ST	L 8-E & PTN L 27 RNG O-1
002-041-18	1389 S TUNNEL ST	L 25,26,8-D,PT L27 RNG O-1
002-041-20	0 PTN LOT 8 RNG O-1	
002-052-24	0 GOLD HILL	PTN LOT 1 RNG P-2
002-052-25	0 GOLD HILL	LTS 11 & 12 RNG P-2
002-061-01	1151 MAIN ST	LTS 10/11 RNG O-1
002-061-05	1367 S TUNNEL ST	LOT 21 RNG O-1
002-061-11	1155 MAIN ST	LOT 12 RNG O-1
002-061-12	1171 MAIN ST	LTS 13/14 RNG O-1
002-062-02	1363 MAIN ST	LOTS 3 & 4 RNG C-4
002-062-03	1380 S TUNNEL ST	LTS 1 THRU 7 RNG B-1
002-062-06	1412 S TUNNEL ST	LOT 13 PTN LOT 12 RNG B-1
002-062-15	1497 MAIN ST	LTS 36/37 RNG C-5
002-062-21	1483 MAIN ST	LTS 1/2/34/35 RNG C-5
002-062-22		LOT 33 RNG C-5
002-062-40		LOT 12 & 19 RNG C-4
002-062-42	1420 S TUNNEL ST	LOT 1-5,7,8,15,16 RNG A-1
002-062-44		L. 6-9 RNG B-2
002-062-58		LTS 19,21-24,30 RNG C-4
002-062-59	1557 MAIN ST	PTN L.14 & 15 RNG C-5
002-063-10	1449 S TELEGRAPH ST	PTN LOT 15 RNG D-2
002-063-13	1421 S UNION ST	LOT 28 RNG D-1
002-063-16	1411 S UNION ST	LOTS 11 & 23-27 RNG D-1
002-063-17	1379 S UNION ST	LTS 15,19-22,29 RNG D-1
002-063-18	1357 S UNION ST	LOT 14 RNG D-1
002-063-19	1341 S UNION ST	LTS 16/17/18 RNG D-1
002-063-21	1320 MAIN ST	LOTS 1 & 2 RNG D-1

002-071-01	1611 MAIN ST	LTS.33,34,35 RNG A-1
002-071-05	1711 MAIN ST	LTS 37 & 37 1/2 RNG A-1
002-071-06	1637 MAIN ST	LTS 36 & 36-1/2 RNG B-2
002-071-22	1675 MAIN ST	LTS 35 1/2 & 36 RNG A-1
002-071-36	1701 MAIN ST	25-27:C5/27-29,37:B2
002-071-38		LOT 38 RNG B-2
002-071-39	1841 MAIN ST	LOT 39 RNG B-2
002-072-02	1600 MAIN ST	LTS 2-10,S.20'LT 1 RNG D-4
002-075-01	61 W CROWN POINT ST	LOTS 10-14 RNG E-3
002-082-01	1870 MAIN ST	LTS 1/2/19 RNG D-7
002-082-06	1970 MAIN ST	LOT 14 RNG D-7
002-082-07	1980 MAIN ST	LOTS 15&16 RNG D-7
002-082-08	2000 MAIN ST	LTS 17/18 RNG D-7
002-083-03	1900 S TELEGRAPH ST	LOTS 19,20,&21 RNG E-4
002-083-04	1950 S TELEGRAPH ST	LOT 23-28 RNG.E-4
002-083-05	2000 S TELEGRAPH ST	L.29,30,35 E-4
002-083-08	1840 TELEGRAPH ST	PT S.32 17N 21E/S.5 16N
002-121-02	2615 MAIN ST	LTS 23/24 RNG C-6
002-141-05	2585 KEYSTONE CIRCLE	KEYSTONE ESTATES LOT 1
002-141-08	2590 KEYSTONE CIRCLE	KEYSTONE ESTATES LOT 5
002-141-09	2594 KEYSTONE CIRCLE	KEYSTONE ESTATES LOT 4
002-141-10	2598 KEYSTONE CIRCLE	KEYSTONE ESTATES LOT 3
002-141-11	2741 MAIN ST	PT.L.26 ALL L.28 & 29 C-6
002-181-06	1301 S AMER FLAT UPPER RD	LOT 40 RNG F-1
002-181-08	1260 MAIN ST	LTS 18/19/20 RNG F-1
002-181-09	1340 S UNION ST	L. 21-39 RNG F-1
002-181-10	1120 MAIN ST	LOT 11 RNG F-1
002-191-01	151 W BOWERS ST	LTS 1 THRU 41 RNG H-1
002-201-04	214 W BOWERS ST	LOTS 34/35 RNG G-1
002-201-05	190 W BOWERS ST	LTS 37/38 RNG G-1
002-201-08	80 W BOWERS ST	LOT 46 RNG G-1
002-201-12	1532 S UNION ST	LOTS 10 & 11 RNG G-1
002-201-14	40 W BOWERS ST	PTN LOT 6 RNG G-1
002-201-15	30 W BOWERS ST	LOT 48 RNG G-1
002-201-16	1480 S UNION ST	LOTS 1 & 2 RNG G-1
002-201-20	0 S UNION ST	LOT 9 RNG G-1
002-201-22	1560 S UNION ST	LOT 15 RNG G-1
002-201-26	141 W CROWN POINT ST	LTS 26-29,42 & 43 RNG G-1
002-201-30	161 W CROWN POINT ST	LTS 30/31 RNG G-1
002-201-31	1540 S UNION ST	LOT 14 RNG G-1
002-201-32	110 W BOWERS ST	LTS 16-21,25,40,41,44 G-1

002-202-01	1576 S TELEGRAPH ST	LOTS 1-11,& 16 RNG E-2,E-3
002-202-05	1470 S TELEGRAPH ST	LOTS 1,2,4/ PT L.5 RNG E-2
002-211-02	200 W CROWN POINT ST	LTS 5 THRU 12 RNG I-1
002-211-03	180 W CROWN POINT ST	PT LOTS 13/14 RNG I-1
002-211-04	146 W CROWN POINT ST	LTS 15 THRU 25 RNG I-1
002-211-05	1617 S AMER FLAT UPPER RD	LOT 26 RNG I-1
002-211-06	250 W CROWN POINT ST	LOTS 3&4 RNG I-1
002-211-07	180 W CROWN POINT ST	PT LTS 13/14 RNG I-1
002-221-02	1750 S AMER FLAT LOWER RD	1/2 LOT 30 RNG I-1
002-231-01	1901 S AMER FLAT LOWER RD	NO. PT BLOCK L-1
002-241-01	1890 S AMER FLAT LOWER RD	LOTS 40/41 RNG I-1
002-242-01	1916 S AMER FLAT UPPER RD	L.17,18&19 RNG J-1
002-243-01	2070 S AMER FLAT UPPER RD	LOT 20 RNG J-1
002-252-01	2311 S AMER FLAT LOWER RD	LOT 38 RNG D-8
002-254-01	2250 S AMER FLAT UPPER RD	LOT 21 RNG J-1